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                                                                                                                        EXHIBIT 12.1
                          FAIRPOINT COMMUNICATIONS, INC
               Computation of Ratio of Earnings to Fixed Charges


                                                                                                   THREE-MONTH PERIOD
                                                          YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                            --------------------------------------------------   -----------------------
                                                          ACTUAL                 PRO FORMA                    PRO FORMA
                                            ----------------------------------  AS ADJUSTED         ACTUAL   AS ADJUSTED
                                               1997        1998        1999          1999            2000        2000
                                            ----------  ----------  ----------  --------------   ------------ ----------
                                                                             (in thousands)
INCOME FROM CONTINUING
   OPERATIONS BEFORE TAXES                    4,661       (7,510)     (34,555)       (66,634)       (21,008)    (13,285)

INCOME FROM EQUITY INVESTMENTS                                         (2,497)        (2,497)          (662)       (662)
DISTRIBUTIONS FROM EQUITY INVESTMENTS                                   2,590          2,590             42          42
                                            -------      -------      -------        -------        -------     -------

INCOME BEFORE FIXED CHARGES                   4,661       (7,510)     (34,462)       (66,541)       (21,628)    (13,905)

PLUS: FIXED CHARGES                           9,897       28,004       52,529         76,854         10,618      16,514
                                            -------      -------      -------        -------        -------     -------

EARNINGS (AS DEFINED)                        14,558       20,494       18,067         10,313        (11,010)      2,609
                                            =======      =======      =======        =======        =======     =======

INTEREST EXPENSE                              9,588       27,171       51,185         75,510         10,165      16,061
RENT EXPENSE (INTEREST PORTION)                 257          706        1,208          1,208            405         405
CAPITALIZED INTEREST                             52          127          136            136             48          48
                                            -------      -------      -------        -------        -------     -------

     TOTAL FIXED CHARGES                      9,897       28,004       52,529         76,854         10,618      16,514
                                            =======      =======      =======        =======        =======     =======

"EARNINGS" DIVIDED BY FIXED CHARGES             1.5          0.7          0.3            0.1           -1.0         0.2
                                            =======      =======      =======        =======        =======     =======
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